Exhibit 10.6

RAINMAKER WORLDWIDE INC.

ACKNOWLEDGMENT OF FORFEITURE AND VOLUNTARY SURRENDER OF STOCK OPTION

Effective April 30, 2026

This Acknowledgment is entered into by Rainmaker Worldwide Inc. and Larchwood Management Partners Inc. (the “Optionee”).

The Optionee acknowledges that it was granted an option on January 12, 2026 to purchase 3,330,332 shares of common stock at $0.0209 per share.

1. Termination of Service.

The Optionee’s applicable service to the Company terminated effective April 30, 2026.

2. Forfeiture of Unvested Options.

Pursuant to Sections 4 and 6 of the Stock Option Grant Agreement, all portions of the Option that were unvested as of April 30, 2026 were automatically forfeited upon termination of service.

3. Voluntary Surrender of Vested Options.

The Optionee voluntarily and irrevocably surrenders all portions of the Option that were vested and outstanding as of April 30, 2026 and waives the six-month post-termination exercise period otherwise provided under the Stock Option Grant Agreement.

4. No Consideration.

The surrender is made without payment, replacement award or other consideration from the Company.

5. No Further Rights.

Effective April 30, 2026, the Optionee has no further right, title or interest in the Option or the shares underlying it.

6. Limited Scope.

This Acknowledgment relates solely to the Option and does not terminate, settle or release any separate agreement or obligation between the parties.

RAINMAKER WORLDWIDE INC.

By: /s/ Michael O’Connor

Name: Michael O’Connor

Title: Director

LARCHWOOD MANAGEMENT PARTNERS INC.

By: /s/ Michael O’Connor

Name: Michael O’Connor

Title: President